Exhibit 99

1.

Represents shares held by Xenon Research, Inc., a corporation in which Simon Raab (the “Reporting Person”) has investment control over the shares of the issuer owned by the such corporation. The Reporting Person and his wife, Diana Raab, own all of the outstanding shares of Xenon Research, Inc.

2.	Represents shares held by a revocable trust of which the Reporting Person is the settlor and trustee.

3.	The transactions reported on this Form 4 were effected pursuant to a Rule 10b5-1 trading plan adopted by the Reporting Person on May 24, 2007.

4.

On May 24, 2007, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of up to 200,000 shares of FARO common stock in two tranches. The first tranche covered 120,000 shares and the second tranche covered 80,000 shares. On June 4, 2007, the counterparty to the Forward Agreement sold 200,000 shares of FARO common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $33.1521 (the “Floor Price”).

The terms of the first tranche of the Forward Agreement provide that on each of May 22, 23, 27, 28, 29, and 30, 2008 (the “First Tranche Maturity Dates”), the Reporting Person will deliver to the counterparty to the Forward Agreement 20,000 shares of FARO common stock or, at the election of the Reporting Person, the cash equivalent of such shares (120,000 shares in the aggregate after all of the First Tranche Maturity Dates) based on the following:

(a)

if the price per share of FARO common stock (determined in accordance with the terms of the Forward Agreement) on each First Tranche Maturity Date (each a “First Tranche Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver on each such First Tranche Maturity Date 20,000 shares of FARO common stock;

(b)

if the First Tranche Final Price is greater than the Floor Price but less than $41.00 (the “Cap Price”), the Reporting Person will deliver on each such First Tranche Maturity Date a number of shares of FARO common stock equal to Floor Price/Final Price x 20,000;

(c)

if the First Tranche Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver on each such First Tranche Maturity Date a number of shares of FARO common stock equal to the product of (i) 20,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).

On each of May 28, 29, and 30, 2008, the First Tranche Final Price was less than the Floor Price, and the Reporting Person delivered to the counterparty to the Forward Agreement 20,000 shares of FARO common stock on each of those days (60,000 shares in the aggregate) pursuant to the first tranche of the Forward Agreement.

5.

The terms of the second tranche of the Forward Agreement provide that on each of June 2, 3, 4, and 5, 2008 (the “Second Tranche Maturity Dates”), the Reporting Person will deliver to the counterparty to the Forward Agreement 20,000 shares of FARO common stock or, at the election of the Reporting Person, the cash equivalent of such shares (80,000 shares in the aggregate after all of the Second Tranche Maturity Dates) based on the following:

(a)

if the price per share of FARO common stock (determined in accordance with the terms of the Forward Agreement) on each Second Tranche Maturity Date (each a “Second Tranche Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver on each such Second Tranche Maturity Date 20,000 shares of FARO common stock;

(b)

if the Second Tranche Final Price is greater than the Floor Price but less than the Cap Price, the Reporting Person will deliver on each such Second Tranche Maturity Date a number of shares of FARO common stock equal to Floor Price/Final Price x 20,000;

(c)

if the Second Tranche Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver on each such Second Tranche Maturity Date a number of shares of FARO common stock equal to the product of (i) 20,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).